Andrea Brimmer to Transition from eHealth Board of Directors

INDIANAPOLIS, March 31, 2026 – eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace (“eHealth” or the “Company”), today announced that Andrea Brimmer will not stand for re-election to the Company’s Board of Directors and will step down when her current term expires at the Company’s next annual meeting of shareholders to be held on June 18th, 2026.

“Andrea has been a valued member of our Board for nearly eight years, and we are grateful for her leadership, perspective, and contributions during her tenure,” said Derrick Duke, Chief Executive Officer of eHealth. “She has brought deep expertise and thoughtful guidance to our strategy, and we appreciate her support as we continue to execute on our mission. On behalf of the entire Board and management team, I want to thank Andrea for her service and valuable partnership.”

“It has been an honor to serve on the eHealth Board and work alongside such a dedicated group of directors and leaders,” said Andrea Brimmer. “I am proud of the progress the Company has made and confident in its direction. While I have decided not to seek re-election, I remain supportive of eHealth’s mission and the important role it plays in helping consumers navigate their healthcare coverage options.”

Ms. Brimmer will continue to serve as a member of the Board until the expiration of her term at the Company’s upcoming annual meeting.

About eHealth, Inc.

We’re Matchmakers. For over 25 years, eHealth has helped millions of Americans find the healthcare coverage that fits their needs at a price they can afford. As a leading independent licensed insurance agency and advisor, eHealth offers access to over 180 health insurers, including national and regional companies.

For more information, visit eHealth.com or follow us on LinkedIn, Facebook, Instagram, and X. Open positions can be found on our career page.

eHealth media inquiries: pr@ehealth.com